Exhibit 99.1
Crescent Energy Reports First Quarter 2022 Financial and Operating Results
Increased 2022 Outlook Based on Updated Commodity Prices
Declared Cash Dividend of $0.17 per Share, a 40% Increase Quarter over Quarter

Houston, May 10, 2022 – Crescent Energy Company (NYSE: CRGY) today announced financial and operating results for the first quarter of 2022 and increased its quarterly cash dividend by 40% to $0.17 per share. The Company plans to host a conference call and webcast to discuss the results at 10 a.m. CT, Wednesday, May 11, 2022. Details can be found in this release.

Recent Highlights
–Produced 120 MBoe/d (54% liquids) and incurred $85 million of capital
–Generated $406 million net loss (including $498 million of unrealized derivative losses)
–Reported $195 million of Adjusted EBITDAX(1), $371 million of Unhedged Adjusted EBITDAX(1) and $90 million of Levered Free Cash Flow(1)
–Closed accretive acquisition of Uinta Basin assets (the "Uinta Acquisition") on March 30, 2022 for total cash consideration of approximately $690 million(2)
–Exited the quarter at 1.3x Net LTM Leverage(1)
–Continued to advance ESG initiatives - joined the Oil & Gas Methane Partnership 2.0 initiative and plan to publish second ESG report this summer with ESG targets focused on EHS and emissions
–Raised the mid-point of 2022 Adjusted EBITDAX(1) and Levered Free Cash Flow(1) guidance to $1.35 billion and $575 million, respectively, to reflect current commodity prices
–$650 million capital program focused on high-return multi-year inventory in Eagle Ford and Uinta

Crescent CEO David Rockecharlie said, “We delivered strong operating results in the first quarter, generated significant free cash flow and solid investment returns and increased our quarterly dividend to $0.17 per share. At the end of March, we closed the accretive acquisition of Uinta Basin assets, which significantly increased our scale and added high margin oil production at a very attractive price. Today, Crescent remains well positioned with scale in high-return basins, a clear framework to return cash to shareholders, a strong balance sheet and a track record of making accretive acquisitions.”

First Quarter 2022 Results
Crescent produced 120 net MBoe/d in the first quarter 2022, in line with previous guidance (excluding Uinta Acquisition). Average realized price for the first quarter 2022, excluding the effect of commodity derivatives, was $54.28 per barrel of oil equivalent, compared to $48.87 for the fourth quarter 2021, an 11% increase. Excluding the effect of commodity derivatives, averaged realized price by commodity in the first quarter was $93.47 per barrel of oil, $4.77 per Mcf of gas and $38.97 per barrel of NGL.

Operating expense, excluding production and other taxes, of $15.97 per Boe, was in line with previous guidance (excluding Uinta Acquisition) when adjusting for certain contractual commodity-linked costs (~$0.25-$0.50 per Boe)(3), which increased in the higher commodity price environment relative to guidance issued at $75 / Bbl WTI. These higher contractual commodity-linked costs were more than offset by higher realized prices and improved margins. General and administrative expense totaled $2.08 per Boe, including non-cash equity compensation and certain non-recurring transaction related costs. Adjusted Recurring Cash G&A(1) totaled $1.69 per Boe, which was in line with previous guidance (excluding Uinta Acquisition).

During the quarter, Crescent incurred approximately $85 million in capital expenditures, excluding acquisitions. The Company operated one rig in the Eagle Ford during the quarter and brought online 9 gross (9 net) operated wells. In addition, Crescent participated in 7 gross (1 net) non-operated wells in the Eagle Ford. Upon closing the Uinta Acquisition, Crescent took over operations from the previous operator and has maintained their two rig development program.

Crescent generated $406 million net loss (including $498 million of unrealized derivative losses), $195 million of Adjusted EBITDAX(1), $371 million of Unhedged Adjusted EBITDAX(1) and $90 million of Levered Free Cash Flow(1) for the period.

Financial Position
As of March 31, 2022, the Company had principal amount of indebtedness of $1.6 billion and net debt of approximately $1.5 billion, consisting of $700 million of senior unsecured notes and $941 million of outstanding borrowings on its revolving credit facility (the "Credit Facility"). In connection with the closing of the Uinta Acquisition in March, the Company’s borrowing base was increased to $1.8 billion with an elected commitment of $1.3 billion. In February 2022, Crescent issued $200 million in aggregate principal amount of 7.250% senior notes due 2026 at 101% of par and used the proceeds to repay amounts outstanding on the Credit Facility. Total liquidity as of March 31, 2022 was $451 million, including outstanding letters of credit of $21 million and cash and cash equivalents of $113 million. Crescent exited the quarter with a Net LTM Leverage(1) ratio of 1.3x. The Company expects to generate significant free cash flow for the remainder of 2022, which is expected to be used to fund dividends and further strengthen the balance sheet.

Dividend
Consistent with the Company’s framework to return cash to shareholders, the Board of Directors approved a quarterly cash dividend of $0.17 per share, a 40% increase relative to the prior quarter, or $0.68 per share on an annualized basis. The quarterly dividend is payable on June 7, 2022 to shareholders of record as of the close of business on May 24, 2022. Subject to board approval and applicable law, Crescent intends to pay a $0.17 per share quarterly dividend for the remainder of 2022.

2022 Guidance (Including Uinta Acquisition)
Crescent increased the midpoint of its 2022 outlook for Adjusted EBITDAX(1) and Levered Free Cash Flow(1) (including Uinta Acquisition) by 17% and 35%, respectively, based on the strength of commodity prices. Full-year production and capital guidance was reiterated and remains unchanged. Operating expense, excluding production taxes, also remained unchanged with the exception of an increase to reflect a portion of costs that are contractually indexed to commodity prices. Today, Crescent continues to operate one rig in the Eagle Ford and two rigs in the Uinta Basin.

	Prior at $75/Bbl and $3.75/MMBtu	Updated at $100/Bbl and $6.00/MMBtu
EBITDAX and Levered Free Cash Flow
Adjusted EBITDAX (non-GAAP)(1)	$1,100 - $1,200 MM	$1,300 - $1,400 MM
Unhedged Adj. EBITDAX (non-GAAP)(1)	$1,400 - $1,500 MM	$2,125 - $2,225 MM
Levered Free Cash Flow (non-GAAP)(1)	$375 - $475 MM	$525 - $625 MM
Production(4)	134 - 148 MBoe/d	134 - 148 MBoe/d
% Oil / % Liquids	~45% / ~58%	~45% / ~58%
Capital (Excluding Acquisitions)	$600 - $700 MM	$600 - $700 MM
Per Unit Expenses
Operating Expense, excluding production taxes(3)	$12.75 - $13.75 / Boe	$13.25 - $14.25 / Boe
Production taxes (% commodity revenue)	7 - 8%	7 - 8%
Adj. Recurring Cash G&A (Incl. Manager Comp)(1)	$1.45 - $1.55 / Boe	$1.45 - $1.55 / Boe

Note: All amounts are approximations based on currently available information and estimates and are subject to change based on events and circumstances after the date hereof. Please see “Cautionary Statement Regarding Forward-Looking Information.”

Commodity Hedging
Crescent is approximately 60% hedged for the remainder of 2022 at the midpoint of its production guidance range. The following table details the Company’s open commodity derivative contracts related to swaps and collars as of April 29, 2022. The Company's full hedge book, including basis and calendar month average roll hedges is available in its presentation on the the Company's website.

	WTI		Brent		Natural Gas		NGLs
Swaps:
	Volume (MBbl)	Avg Price ($/Bbl)	Volume (MBbl)	Avg Price ($/Bbl)	Volume (BBtu)	Avg Price ($/MMBtu)	Volume (MBbl)	Avg Price ($/Bbl)
Q2'22	3,715	$65.20	125	$56.35	21,690	$2.77	873	$17.13
Q3'22	3,580	$64.59	126	$56.36	20,634	$2.76	768	$32.74
Q4'22	3,301	$64.08	126	$56.36	20,180	$2.78	736	$32.55
2023	9,710	$60.00	527	$52.52	62,248	$2.73	1,379	$40.80
2024	5,721	$63.82	276	$68.65	9,604	$4.14

	WTI			Brent			Natural Gas			NGLs
Collars:
	Volume (MBbl)	Avg Put Price ($/Bbl)	Avg Call Price ($/Bbl)	Volume (MBbl)	Avg Put Price ($/Bbl)	Avg Call Price ($/Bbl)	Volume (BBtu)	Avg Put Price ($/MMBtu)	Avg Call Price ($/MMBtu)	Volume (MBbl)	Avg Put Price ($/Bbl)	Avg Call Price ($/Bbl)
2023	1,155	$48.68	$57.87	—	$—	$—	550	$2.63	$3.01	—	$—	$—
2024	—	$—	$—	—	$—	$—	18,300	$3.38	$4.56	—	$—	$—

First Quarter 2022 Conference Call Information

Crescent plans to host a conference call to discuss its first quarter 2022 financial and operating results. Details are below. A webcast replay will be available on the website following the call. In connection with the call, Crescent has provided information in an earnings presentation on its website, www.crescentenergyco.com, regarding its first quarter 2022 financial and operating results.

Date: Wednesday, May 11, 2022
Time: 10 a.m. CT (11 a.m. ET)
Conference Dial-In: 877-407-0989 / 201-389-0921 (Domestic / International)
Webcast Link: https://ir.crescentenergyco.com/events-presentations/

(1) Non-GAAP financial measure. Please see “Reconciliation of Non-GAAP Measures” for discussion and reconciliations of such measures to their most directly comparable financial measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).
(2) Includes net cash paid at closing, restructuring costs associated with the assumption of certain derivatives and certain transaction fees.
(3) Includes certain costs that are contractually indexed to commodity prices, such as CO2 purchase costs related to Crescent's CO2 flood asset in Wyoming, and certain gathering and transportation expenses. These contractual commodity indexed operating expenses move in tandem with commodity prices and as commodity prices increase, higher contractual commodity-linked operating costs are offset by higher realizations.
(4) In addition to its production, the Company projects generating $45-$50 million of Midstream and other revenue.

About Crescent Energy Company
Crescent is a well-capitalized, U.S. independent energy company with a portfolio of assets in key proven basins across the lower 48 states and substantial cash flow supported by a predictable base of production. Crescent’s core leadership team is a group of experienced investment, financial and industry professionals who continue to execute on the strategy management has employed since 2011. The Company’s mission is to invest in energy assets and deliver better returns, operations and stewardship. For additional information, please visit www.crescentenergyco.com.

Cautionary Statement Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on current expectations, including with respect to the Uinta Acquisition. The words and phrases “should”, “could”, “may”, “will”, “believe”, “plan”, “intend”, “expect”, “potential”, “possible”, “anticipate”, “estimate”, “forecast”, “view”, “efforts”, “goal” and similar expressions identify forward-looking statements and express the Company’s expectations about future events. All statements, other than statements of historical facts, included in this communication that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control. Such risks and uncertainties include, but are not limited to, weather, political, economic and market conditions, including a decline in the price and market demand for natural gas, natural gas liquids and crude oil, the impact of pandemics such as COVID-19, actions by the Organization of the Petroleum Exporting Countries (“OPEC”) and non-OPEC oil producing countries, the impact of armed conflict, including in Ukraine, the timing and success of business development efforts, and other uncertainties. Consequently, actual future results could differ materially from expectations. The Company assumes no duty to update or revise their respective forward-looking statements based on new information, future events or otherwise.

Financial Presentation

On December 7, 2021, Crescent was formed through the merger of Independence Energy ("Independence"), and Contango Oil and Gas ("Contango"). Referenced results for the three months ended March 31, 2022 reflect the combined Company. Referenced results for the three months ended December 31, 2021 reflect legacy results of Independence from October 1 through December 6, 2021 and 25 days of Crescent results beginning December 7, 2021. Referenced results for the three months ended March 31, 2021 reflect only legacy Independence.

Crescent Operational Summary

	For the three months ended
	March 31, 2022	March 31, 2021	December 31, 2021
Average daily net sales volumes:
Oil (MBbls/d)	44	37	37
Natural gas (MMcf/d)	333	231	267
NGLs (MBbls/d)	20	16	18
Total (MBoe/d)	120	91	99
Average realized prices, before effects of derivative settlements:
Oil ($/Bbl)	$93.47	$56.93	$75.73
Natural gas ($/Mcf)	4.77	3.89	5.06
NGLs ($/Bbl)	38.97	24.98	39.68
Total ($/Boe)	54.28	37.17	48.87
Average realized prices, after effects of derivative settlements:
Oil ($/Bbl)	$68.36	$50.28	$56.31
Natural gas ($/Mcf)	3.11	3.88	2.80
NGLs ($/Bbl)	24.81	16.87	25.01
Total ($/Boe)	38.02	33.04	32.95
Expense (per Boe)
Operating expense, excluding production and other taxes	$15.97	$13.72	$15.79
Production and other taxes	4.30	3.20	3.17
Depreciation, depletion and amortization	9.16	10.19	8.78
General and administrative expense	2.08	0.81	4.91
Non-GAAP expense (per Boe)
Adjusted Recurring Cash G&A	1.69	0.32	0.89

Crescent Income Statement

	For the three months ended
(in thousands, except per share data)	March 31, 2022	March 31, 2021	December 31, 2021
Revenues:
Oil	$372,509	$188,923	$255,270
Natural gas	143,311	81,043	124,027
Natural gas liquids	71,179	36,099	63,917
Midstream and other	11,911	11,796	20,045
Total revenues	598,910	317,861	463,259
Expenses:
Lease operating expense	94,823	56,658	67,535
Workover expense	9,959	2,261	3,019
Asset operating expense	16,619	7,127	21,634
Gathering, transportation and marketing	48,276	43,172	51,003
Production and other taxes	46,484	26,313	28,716
Depreciation, depletion and amortization	99,019	83,869	79,665
Exploration expense	91	56	347
Midstream operating expense	3,078	3,732	4,541
General and administrative expense	22,522	6,629	44,567
Gain on sale of assets	(4,790)	—	624
Total expenses	336,081	229,817	301,651
Income (loss) from operations	262,829	88,044	161,608
Other income (expense):
Gain (loss) on derivatives	(673,486)	(246,814)	19,012
Interest expense	(16,524)	(7,383)	(12,930)
Other income (expense)	(1,499)	(102)	174
Income from equity method investments	948	—	368
Total other income (expense)	(690,561)	(254,299)	6,624
Income (loss) before taxes	(427,732)	(166,255)	168,232
Income tax benefit (expense)	21,725	(13)	713
Net income (loss)	(406,007)	(166,268)	168,945
Less: net (income) loss attributable to Predecessor	—	155,629	(246,636)
Less: net (income) loss attributable to noncontrolling interests	(470)	10,639	(446)
Less: net loss attributable to redeemable noncontrolling interests	321,477	—	58,761
Net loss attributable to Crescent Energy	$(85,000)	$—	$(19,376)
Net loss per share:
Class A common stock - basic and diluted	$(2.03)		$(0.46)
Class B common stock - basic and diluted	$—		$—
Weighted average shares outstanding:
Class A common stock - basic and diluted	41,954		41,954
Class B common stock - basic and diluted	127,536		127,536

Crescent Balance Sheet

	March 31, 2022	December 31, 2021
	(in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$112,548	$128,578
Accounts receivable, net	508,199	321,855
Accounts receivable – affiliates	5,135	20,341
Drilling advances	2,090	200
Prepaid and other current assets	21,108	8,644
Total current assets	649,080	479,618
Property, plant and equipment:
Oil and natural gas properties at cost, successful efforts method
Proved	6,899,590	6,043,602
Unproved	377,772	308,721
Oil and natural gas properties at cost, successful efforts method	7,277,362	6,352,323
Field and other property and equipment, at cost	144,836	144,318
Total property, plant and equipment	7,422,198	6,496,641
Less: accumulated depreciation, depletion, amortization and impairment	(2,034,508)	(1,941,528)
Property, plant and equipment, net	5,387,690	4,555,113
Goodwill	76,826	76,564
Derivative assets – noncurrent	—	579
Investment in equity affiliates	20,113	15,415
Other assets	40,777	30,173
TOTAL ASSETS	$6,174,486	$5,157,462

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$529,746	$337,881
Accounts payable – affiliates	32,286	8,675
Derivative liabilities – current	654,409	253,525
Financing lease obligations – current	1,726	1,606
Other current liabilities	15,730	14,438
Total current liabilities	1,233,897	616,125
Long-term debt	1,626,873	1,030,406
Derivative liabilities – noncurrent	357,396	133,471
Asset retirement obligations	290,612	258,102
Deferred tax liability	35,647	82,537
Financing lease obligations – noncurrent	3,489	3,512
Other liabilities	18,537	13,652
Total liabilities	3,566,451	2,137,805
Commitments and contingencies
Redeemable noncontrolling interests	2,176,060	2,325,013
Equity:
Class A common stock, $0.0001 par value; 1,000,000,000 shares authorized, 43,105,376 shares issued and 41,954,385 shares outstanding as of March 31, 2022 and December 31, 2021	4	4
Class B common stock, $0.0001 par value; 500,000,000 shares authorized and 127,536,463 shares issued and outstanding as of March 31, 2022 and December 31, 2021	13	13
Preferred stock, $0.0001 par value; 500,000,000 shares authorized and 1,000 Series I preferred shares issued and outstanding as of March 31, 2022 and December 31, 2021	—	—
Treasury stock, at cost; 1,150,991 shares of Class A common stock as of March 31, 2022 and December 31, 2021	(18,448)	(18,448)
Additional paid-in capital	541,181	720,016
Accumulated deficit	(104,376)	(19,376)
Noncontrolling interests	13,601	12,435
Total equity	431,975	694,644
TOTAL LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS AND EQUITY	$6,174,486	$5,157,462

Crescent Cash Flow Statement

	For the three months ended
	March 31, 2022	March 31, 2021
Cash flows from operating activities:	(in thousands)
Net income (loss)	$(406,007)	$(166,268)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation, depletion and amortization	99,019	83,869
Deferred income taxes (benefit)	(26,675)	—
(Gain) loss on derivatives	673,486	246,814
Net cash (paid) received on settlement of derivatives	(175,801)	(30,555)
Non-cash equity-based compensation expense	11,115	3,337
Amortization of debt issuance costs and discount	1,597	850
Gain on sale of oil and natural gas properties	(4,790)	—
Restructuring of acquired derivative contracts	(51,994)	—
Other	(2,781)	(2)
Changes in operating assets and liabilities:
Accounts receivable	(179,180)	(41,295)
Accounts receivable – affiliates	15,206	—
Prepaid and other current assets	(14,469)	19,947
Accounts payable and accrued liabilities	174,512	9,103
Accounts payable – affiliates	23,611	(357)
Other	442	808
Net cash provided by operating activities	137,291	126,251
Cash flows from investing activities:
Development of oil and natural gas properties	(93,816)	(29,380)
Acquisitions of oil and natural gas properties	(620,342)	(64,090)
Proceeds from the sale of oil and natural gas properties	764	3
Purchases of restricted investment securities – HTM	(1,800)	(3,165)
Maturities of restricted investment securities – HTM	1,800	3,165
Other	—	(472)
Net cash used in investing activities	(713,394)	(93,939)
Cash flows from financing activities:
Proceeds from the issuance of Senior Notes and related premium	202,000	—
Revolving Credit Facility borrowings	771,000	—
Revolving Credit Facility repayments	(373,000)	—
Payment of debt issuance costs	(15,831)	(211)
Prior Credit Agreement borrowings	—	42,100
Prior Credit Agreement repayments	—	(66,900)
Repayments of finance lease obligations	(456)	(104)
Member distributions	—	(9,448)
Dividend to Class A common stock	(5,035)	—
Distributions to redeemable noncontrolling interests related to Class A common stock dividend	(15,323)	—
Distributions to redeemable noncontrolling interests related to Manager Compensation	(2,726)	—
Noncontrolling interest distributions	(645)	(289)
Noncontrolling interest contributions	1,533	—
Net cash provided by (used in) financing activities	561,517	(34,852)
Net change in cash, cash equivalents and restricted cash	(14,586)	(2,540)
Cash, cash equivalents and restricted cash, beginning of period	135,117	41,420
Cash, cash equivalents and restricted cash, end of period	$120,531	$38,880

Reconciliation of Non-GAAP Measures
This release includes financial measures that have not been calculated in accordance with GAAP. These non-GAAP measures include Adjusted EBITDAX, Levered Free Cash Flow, Unhedged Adjusted EBITDAX, Adjusted Recurring Cash G&A and Net LTM Leverage. These non-GAAP measures should be read in conjunction with the information contained in Crescent’s audited combined and consolidated financial statements prepared in accordance with GAAP.

Due to the forward-looking nature of certain non-GAAP measures presented in this release for the year ending December 31, 2022, including Adjusted EBITDAX, Levered Free Cash Flow, Unhedged Adjusted EBITDAX and Adjusted Recurring Cash G&A and Net LTM Leverage for such period, no reconciliations of the non-GAAP measures to their most directly comparable GAAP measure is available without unreasonable efforts. This is due to the inherent difficulty of forecasting the timing or amount of various reconciling items that would impact the most directly comparable forward-looking GAAP financial measure, that have not yet occurred, are out of the Company’s control and/or cannot be reasonably predicted. Accordingly, such reconciliations are excluded from this release. Forward-looking non-GAAP financial measures provided without the most directly comparable GAAP financial measures may vary materially from the corresponding GAAP financial measures.

Adjusted EBITDAX and Levered Free Cash Flow
Crescent defines Adjusted EBITDAX as net income (loss) before interest expense, realized (gain) loss on interest rate derivatives, income tax expense, depreciation, depletion and amortization, exploration expense, non-cash gain (loss) on derivatives, impairment of oil and natural gas properties, equity-based compensation, (gain) loss on sale of assets, other (income) expense, certain redeemable noncontrolling interest distributions made by Crescent Energy OpCo, LLC (“OpCo”) related to Manager Compensation, nonrecurring expenses and transaction expenses. Management believes Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to financing methods, corporate form or capital structure. The Company excludes the items listed above from net income (loss) in arriving at Adjusted EBITDAX because these amounts can vary substantially within its industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDAX. The Company’s presentation of Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Adjusted EBITDAX may not be identical to other similarly titled measures of other companies. In addition, the Company’s Credit Agreement and the notes include a calculation of Adjusted EBITDAX for purposes of covenant compliance.

Crescent defines Levered Free Cash Flow as Adjusted EBITDAX less interest expense, excluding noncash deferred financing cost amortization, realized gain (loss) on interest rate derivatives, current income tax provision, tax-related redeemable noncontrolling interest distributions made by OpCo and development of oil and natural gas properties. Levered Free Cash Flow does not take into account amounts incurred on acquisitions. Levered Free Cash Flow is not a measure of performance as determined by GAAP. Levered Free Cash Flow is a supplemental non-GAAP performance measure that is used by Crescent’s management and external users of its financial statements, such as industry analysts, investors, lenders and rating agencies. Management believes

Levered Free Cash Flow is a useful performance measure because it allows for an effective evaluation of operating and financial performance and the ability of the Company’s operations to generate cash flow that is available to reduce leverage or distribute to equity holders. Levered Free Cash Flow should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure, or as an indicator of actual operating performance or investing activities. The Company’s computations of Levered Free Cash Flow may not be comparable to other similarly titled measures of other companies.

The following table presents a reconciliation of Adjusted EBITDAX (non-GAAP) and Levered Free Cash Flow (non-GAAP) to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	For the three months ended
	March 31, 2022	March 31, 2021	December 31, 2021
	(in thousands)
Net income (loss)	$(406,007)	$(166,268)	$168,945
Adjustments to reconcile to Adjusted EBITDAX:
Interest expense	16,524	7,383	12,930
Realized (gain) loss on interest rate derivatives	—	3,628	—
Income tax expense (benefit)	(21,725)	13	(713)
Depreciation, depletion and amortization	99,019	83,869	79,665
Exploration expense	91	56	347
Non-cash (gain) loss on derivatives	497,685	209,120	(163,330)
Non-cash equity-based compensation expense	11,115	3,337	25,865
(Gain) loss on sale of assets	(4,790)	—	624
Other (income) expense	1,499	102	(174)
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(5)	(10,064)	—	(2,706)
Transaction and nonrecurring expenses(6)	11,559	644	14,113
Adjusted EBITDAX (non-GAAP)	$194,906	$141,884	$135,566
Adjustments to reconcile to Levered Free Cash Flow:
Interest expense, excluding non-cash deferred financing cost amortization	(14,927)	(6,533)	(12,091)
Realized (gain) loss on interest rate derivatives	—	(3,628)	—
Current income tax provision	(4,950)	(13)	(222)
Current tax-related redeemable noncontrolling interest distributions by OpCo	—	—	—
Development of oil and natural gas properties	(85,480)	(24,827)	(86,830)
Levered Free Cash Flow (non-GAAP)	$89,549	$106,883	$36,423

Reconciliation of Operating Cash Flow to Levered Free Cash Flow (non-GAAP)
The table below reconciles net cash provided by operating activities to Levered Free Cash Flow:

	For the three months ended
	March 31, 2022	March 31, 2021	December 31, 2021
	(in thousands)
Net cash provided by operating activities	137,291	126,251	84,515
Changes in operating assets and liabilities	(20,122)	11,794	23,705
Restructuring of acquired derivative contracts(7)	51,994	—	—
Certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(5)	(10,064)	—	(2,706)
Transaction and nonrecurring expenses(6)	11,559	644	14,113
Other	4,371	(6,979)	3,626
Adjusted cash provided by operating activities	175,029	131,710	123,253
Development of oil and natural gas properties	(85,480)	(24,827)	(86,830)
Levered Free Cash Flow (non-GAAP)	89,549	106,883	36,423

Unhedged Adjusted EBITDAX
Crescent defines Unhedged Adjusted EBITDAX as Adjusted EBITDAX plus realized (gain) loss on commodity derivatives. Management believes Unhedged Adjusted EBITDAX is a useful performance measure because it allows for an effective evaluation of the Company’s operating performance when compared against its peers, without regard to commodity derivatives, which can vary substantially within its industry depending upon peers hedging strategies and when hedges were entered into. Unhedged Adjusted EBITDAX should not be considered as an alternative to, or more meaningful than, net income (loss) as determined in accordance with GAAP, of which such measure is the most comparable GAAP measure. Certain items excluded from Unhedged Adjusted EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s realized derivative loss or gain, cost of capital and tax burden, as well as the historic costs of depreciable assets, none of which are reflected in Unhedged Adjusted EBITDAX. The Company’s presentation of Unhedged Adjusted EBITDAX should not be construed as an inference that its results will be unaffected by unusual or nonrecurring items. Crescent’s computations of Unhedged Adjusted EBITDAX may not be identical to other similarly titled measures of other companies.

The following table presents a reconciliation of Unhedged Adjusted EBITDAX (non-GAAP) to Adjusted EBITDAX (non-GAAP). In the table above, Adjusted EBITDAX (non-GAAP) is reconciled to net income (loss), the most directly comparable financial measure calculated in accordance with GAAP:

	For the three months ended
	March 31, 2022	March 31, 2021	December 31, 2021
	(in thousands)
Adjusted EBITDAX (non-GAAP)	$194,906	$141,884	$135,566
Plus realized (gain) loss on commodity derivatives	175,801	34,066	144,318
Unhedged Adjusted EBITDAX (non-GAAP)	$370,707	$175,950	$279,884

Adjusted Recurring Cash G&A
Crescent defines Adjusted Recurring Cash G&A as General and Administrative Expense, excluding noncash equity-based compensation and transaction and nonrecurring expenses, and including certain redeemable noncontrolling interest distributions made by OpCo related to the Manager Compensation(5).

	For the three months ended
	March 31, 2022	March 31, 2021	December 31, 2021
	(in thousands)
General and administrative expense	$22,522	$6,629	$44,567
Less: non-cash equity-based compensation expense	(11,115)	(3,337)	(25,865)
Less: transaction and nonrecurring expenses(8)	(3,144)	(644)	(13,361)
Plus: certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation(5)	10,064	—	2,706
Adjusted Recurring Cash G&A	$18,327	$2,648	$8,047

Net LTM Leverage
Crescent defines Net LTM Leverage as the ratio of consolidated total debt to consolidated Adjusted EBITDAX as calculated under the credit agreement (the "Credit Agreement") governing Crescent’s Revolving Credit Facility. For purposes of the Credit Agreement, (i) consolidated total debt is calculated as total principal amount of Senior Notes, plus borrowings on our Revolving Credit Facility and unreimbursed drawings under letters of credit, less cash and cash equivalents and (ii) consolidated Adjusted EBITDAX includes certain adjustments to account for EBITDAX contributions associated with acquisitions the Company has closed within the last twelve months. Adjusted EBITDAX is a non-GAAP financial measure.

March 31, 2022
(in thousands)
Total principal debt(9)	$1,641,000
Less: cash and cash equivalents	(112,548)
Net Debt	$1,528,452

LTM Adjusted EBITDAX for Leverage Ratio	$1,180,701

Net LTM Leverage	1.3x

(5) Relates to the pro rata share of Manager Compensation attributable to Class B shareholders (redeemable noncontrolling interests), which began on December 7, 2021 at close of the acquisition of Contango Oil & Gas Company and related restructuring of Crescent (the "Merger Transactions") when our Up-C structure was established. Amounts shown for the quarter ended December 31, 2021 only include such distributions for 25 days. If the Merger Transactions had occurred on January 1, 2021, certain redeemable noncontrolling interest distributions made by OpCo related to Manager Compensation for the three months ended March 31, 2021 and December 31, 2021 would have increased by approximately $10.1 million, or $1.29 per Boe, and $7.3 million, or $0.81 per Boe, respectively.
(6) Transaction and nonrecurring expenses of $12 million for the three months ended March 31, 2022 were primarily related to legal, consulting and other fees incurred for the Uinta Acquisition, related restructuring of acquired derivative contracts, legal settlements and severance costs subsequent to the Merger Transactions. Transaction and nonrecurring expenses of $1 million for the three months ended March 31, 2021 were primarily related to legal, consulting and other fees related to the formation of Independence, the acquisition of Titan Energy Holdings, LLC (f/k/a Liberty Energy LLC) (the "Titan Acquisition") and the related reorganization transactions. Transaction and nonrecurring expenses of $14 million for the three months ended December 31, 2021 were primarily related to legal, consulting and other fees incurred related to the Merger Transactions.
(7) In connection with the Uinta Acquisition, Crescent acquired commodity derivative liabilities totaling $180 million from the seller, which reduced the cash cost at closing of the Uinta Acquisition. Concurrent with the close of the transaction, Crescent settled certain of these acquired oil commodity derivative positions and entered into new commodity derivative contracts for 2022 with a swap price of $75 per barrel for a net cost of $52 million.
(8) Transaction and nonrecurring expenses of $3 million for the three months ended March 31, 2022 were primarily related to legal, consulting and other fees incurred for the Uinta Acquisition, related restructuring of acquired derivative contracts, legal settlements and severance costs subsequent to the Merger Transactions. Transaction and nonrecurring expenses of $1 million for the three months ended March 31, 2021 were primarily related to legal, consulting and other fees related to the formation of Independence, the Titan Acquisition and the related reorganization transactions. Transaction and nonrecurring expenses of $13 million for the three months ended December 31, 2021 were primarily related to legal, consulting and other fees incurred related to the Merger Transactions and costs associated with the termination of our agreement with FDL Operating LLC.
(9) Excludes $14 million of unamortized debt discount and issuance costs.

Company Contact
For additional information, please reach out to IR@crescentenergyco.com.